Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTG, INC.
 (Exact name of Registrant as specified in its charter)

Delaware                        20-2907892
(State or other jurisdiction of incorporation or (I.R.S. Employer Identification No.)
organization)
            205 North Depot Street
           Stanford, Kentucky                40484
           (Address of Principal Executive Offices) (Zip Code)

UTG, INC. 2025 STOCK OPTION PLAN
(Full title of the plan)

Bradley J. Betack, Corporate Counsel
UTG, Inc.
205 North Depot Street
Stanford, Kentucky 40484
(Name and Address of agent for service)
(217) 241-6300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  Accelerated filer
Non-accelerated filer (Do not check if a smaller Smaller reporting company x reporting company) Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8.  The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to the participants as specified in Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by UTG, Inc. (“UTG”, the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part of this Registration Statement:
•	Annual Report on Form 10-K for the year ended December 31, 2024;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025;
•	Current Report on Form 8-K filed on February 4, 2025 and June 25, 2025 (to the extent filed and not furnished); and
•
The description of our Common Stock as set forth under the caption “Description of Capital Stock” contained in the Company’s Current Report on Form 8-K filed on July 1, 2005, as amended by the Company’s Current Report on Form 8-K/A filed on July 8, 2005, and any amendments or reports filed with the Commission for the purpose of updating such description.

In addition, all documents filed subsequent to the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not limit the liability of a director or officer for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director or officer derived an improper personal benefit and officer in any action by or in the right of the corporation. The UTG certificate of incorporation provides that no director of UTG will be personally liable to UTG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the UTG certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.

The UTG bylaws provide that each person who was or is made a party or is threatened to be made a party to or becomes involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, (hereinafter a proceeding), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware General Corporation Law, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2, Article VII of the Bylaws, the corporation shall indemnify any such person seeking indemnification in connection with the proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) is authorized by the board of directors of the corporation.  The right to indemnification conferred in Section 1 of Article VII of the Bylaws is a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a current director or officer in his or her capacity as director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced that it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Section 1 with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

If a claim under Section 1 of Article VII of the Bylaws is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may, at any time thereafter, bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the corporation.  Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the ethical standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article VII of the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

UTG may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation, or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation will have the power to indemnify such person against such expense, liability or loss, under the Delaware General Corporation Law.

The above discussion of the DGCL, the Registrant’s certificate of incorporation, bylaws and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
3.1
Certificate of Incorporation of the Registrant and all amendments thereto [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 3.1].

3.2	By-Laws for the Registrant and all amendments thereto [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 3.2].
4.1
UTG’s Agreement pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K with respect to long-term debt instruments [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 4.1].

5.1	Opinion of Wyatt, Tarrant & Combs, LLP.
23.1	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5.1).
23.2	Consent of Kerber, Eck & Braeckel LLP
23.3	Powers of Attorney (included on signature page of this Registration Statement).
99.1	UTG, Inc. 2025 Stock Option Plan [Incorporated by reference to Appendix C to Schedule 14A Proxy Statement (DEF 14A) filed May 14, 2025 is incorporated by reference.
107.1	Filing Fee Table

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the  Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stanford, Commonwealth of Kentucky, on June 27, 2025.

                                                        UTG, INC.

                                                        By:/s/Jesse T. Correll
                                                      Jesse T. Correll
                                                      Chairman of the Board, Chief Executive Officer,     President
                                                      And Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of  Theodore C. Miller  and Bradley J. Betack, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 14, 2025

By: /s/ Jesse T. Correll	By: /s/ Thomas E. Harmon
Jesse T. Correll Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	Thomas Harmon Director

By:	By: /s/ Gabriel J. Molnar
Preston H. Correll Director	Gabriel J. Molnar Director

By: /s/ John M. Cortines	By: /s/ Peter L. Ochs
John M. Cortines Director	Peter L. Ochs Director

By: /s/ Thomas F. Darden II	By: /s/ Theodore C. Miller
Thomas F. Darden II Director	Theodore C. Miller Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer.)

By: /s/ Howard L. Dayton
Howard L. Dayton Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1
Certificate of Incorporation of the Registrant and all amendments thereto [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 3.1].

3.2	By-Laws for the Registrant and all amendments thereto [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 3.2].
4.1
UTG’s Agreement pursuant to Item 601(b) (4) (iii) (A) of Regulation S-K with respect to long-term debt instruments [Incorporated by reference to the Registrant’s Form 10-K, for the year ended December 31, 2013 originally filed as Exhibit 4.1].

5.1	Opinion of Wyatt, Tarrant & Combs, LLP.*
23.1	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5.1).
23.2	Consent of Kerber, Eck & Braeckel LLP.*
23.3	Powers of Attorney (included on signature page of this Registration Statement).
99.1	UTG, Inc. 2025 Stock Option Plan [Incorporated by reference to Appendix C to Schedule 14A Proxy Statement (DEF 14A) filed May 14, 2025 is incorporated by reference].
107.1	Filing Fee Table
* Filed herewith.

Exhibit 5.1

July 14, 2025

UTG, Inc.
205 North Depot Street
Stanford, Kentucky 40484

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to UTG, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the "Registration Statement") relating to the UTG, Inc. 2025 Stock Option Plan (the "Plan") filed by you with the Securities and Exchange Commission (the "Commission") covering an aggregate of 300,000 shares (the "Shares") of common stock, $.001 par value, issuable pursuant to the Plan.
This opinion (this “Opinion”) is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this Opinion, we have reviewed and relied upon the Registration Statement, the Company’s Certificate of Incorporation, as amended, as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Bylaws, as in effect on the date hereof (the “Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), the proceedings taken by the Company with respect to the authorization and adoption of the Plan, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this Opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original of all documents submitted to us as certified or reproduced copies. We have also assumed that if the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law, the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares of Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s Charter Documents nor any of the proceedings relating to either the Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this Opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Plan and against proper payment and consideration thereof and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and non-assessable.
The foregoing opinion is based on and is limited to the General Corporation Laws of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.
This opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares, or the Registration Statement.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Wyatt, Tarrant & Combs, LLP

Exhibit 23.2

keb

Kerber, Eck & Braeckel LLP
3200 Robbins Road
Suite 200A
Springfield, IL 62704
P 217.789.0960
F 217.789.2822

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UTG, Inc.
205 North Depot Street
Stanford, Kentucky 40484

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 25, 2025, relating to the consolidated financial statements of UTG, Inc. and Subsidiaries appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Kerber, Eck & Braeckel LLP

Springfield, Illinois
July 14, 2025

Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

UTG, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.001 par value per share	Other(1)	300,000(2)	$38.135	$11,440,500	.0001531	$1,751.54

Total Offering Amounts					$11,440,500		$1,751.54
Total Fee Offsets(3)							•
Net Fee Due							$1,751.54

(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, based on $38.135 per share, which represents the average of the bid and asked prices of Common Stock on July 10, 2025, as reported on the OTC Market.
(2)  Represents shares of Common Stock issuable pursuant to equity grants made under the UTG, Inc. 2025 Stock Option Plan (the “Plan”). This Registration Statement shall also include an indeterminate number of additional shares of Common Stock which may be offered and issued pursuant to the antidilution provisions of the Plan.
(3)	The Registrant does not have any fee offsets.

101966852.1